PLUMAS BANCORP DECLARES 3-FOR-2 STOCK SPLIT

QUINCY, California, August 18, 2005 — The board of directors of Plumas Bancorp, (NASDAQ (SCM): PLBC), the parent company of Plumas Bank, at its August 17, 2005 meeting, approved a three-for-two common stock split. This split will be payable on September 16, 2005 to shareholders of record as of September 2, 2005. Holders of the company’s common stock as of the record date will receive one additional share for every two shares they own. Plumas Bank last split its stock in November, 2002, also on a three-for-two basis.

“The local board of directors took this action,” said William E. Elliott, president and chief executive officer of Plumas Bancorp, “to reward stockholders for our strong operating performance.” Elliott continued, “We believe that this split will broaden our market by placing the price of the stock in a range more attractive to investors.” This is the ninth time the company has split its stock since its founding in 1980.

Headquartered in Quincy, California, with assets of over $450 million, Plumas Bancorp maintains, through its subsidiary, Plumas Bank, twelve full-service community banking offices serving the financial needs of local families and businesses in Plumas, Lassen, Modoc, Shasta, Nevada, Placer and Sierra Counties since 1980. The Bank provides deposit, lending, mortgage, investment, and commercial financial products and services to business and retail customers throughout its market area.

##

This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.